Exhibit 99.1

Providian Financial Corporation Reports

Third Quarter 2004 Earnings of $109.1 Million;

Earnings Per Diluted Share of $0.34

•                  Expectation for Full Year 2004 Earnings Increased to a Range Around $1.15 per Diluted Share

•                  Expectation for Full Year Managed Net Credit Losses Reduced to Approximately $2.05 Billion

•                  Company early adopts EITF Issue No. 04-8 in the Third Quarter Earnings Per Common Share Calculation

San Francisco, CA, October 20, 2004 – Providian Financial Corporation (NYSE: PVN) today announced net income for the third quarter of 2004 of $109.1 million, or $0.34 per diluted share.  The earnings per diluted share calculation in the third quarter reflects the Company’s early adoption of the Financial Accounting Standards Board Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share” (EITF Issue No. 04-8) and therefore includes the dilutive effects from the assumed conversion of the Company’s contingently convertible notes.  This compares to third quarter 2003 net income of $85.3 million, or $0.28 per diluted share inclusive of the dilutive effects of the Company’s contingently convertible notes outstanding at September 30, 2003.

“In the third quarter as our business continued to grow, we again saw the positive benefits of our marketing initiatives and the continuing improvements in our overall fundamentals,” said Joseph Saunders, Providian’s chairman and chief executive officer.  “As a result of these positive trends across our business, we are pleased this quarter to raise our full year 2004 earnings guidance to a range around $1.15 per diluted share.”

Financial Highlights - Reported Basis

Total net revenues on a reported basis, comprised of reported net interest income and reported non-interest income, totaled $586.1 million in the third quarter of 2004, compared to $548.3 million in the second quarter of 2004.  The net interest margin on average reported loans in the third quarter of 2004 was 8.17%, compared to 8.42% in the second quarter of 2004.

Reported net credit losses in the third quarter of 2004 were $128.3 million, resulting in a reported net credit loss rate of 6.99%, compared to 9.10% in the second quarter of 2004.  The Company’s reported 30+ day delinquency rate at the end of the third quarter of 2004 was 4.61%, compared to 4.74% at the end of the second quarter of 2004.

Reported loans receivable as of September 30, 2004 were $7.31 billion compared to $6.88 billion at June 30, 2004.

Financial Highlights - Managed Basis

Total net revenues on a managed basis, comprised of net interest income and non-interest income from both reported and securitized loans, totaled $911.6 million in the third quarter of 2004, compared to $923.4 million in the second quarter of 2004. The net interest margin on average managed loans in the third quarter of 2004 was 13.48%, compared to 13.75% in the second quarter of 2004.

Managed net credit losses in the third quarter of 2004 were $453.8 million, resulting in a managed net credit loss rate of 10.39%, compared to 12.53% in the second quarter of 2004.  The Company’s managed 30+ day delinquency rate at the end of the third quarter of 2004 was 6.27% compared to 6.44% at the end of the second quarter of 2004.

Managed loans receivable as of September 30, 2004 increased to $17.90 billion compared to $17.25 billion at the end of the prior quarter.

Other Third Quarter Results

The Company added approximately 538,000 gross new accounts in the third quarter of 2004 and ended the period with approximately 10.3 million customer accounts.

Non-interest expense for the third quarter of 2004 was $256.9 million, compared to $259.1 million in the second quarter of 2004.  The Company’s non-interest expense, excluding solicitation and advertising, in the third quarter was $199.6 million and for the nine months ended September 30, 2004 was $606.7 million.

The Company ended the third quarter of 2004 with total equity of $2.63 billion and an allowance for credit losses of $633.5 million, which together represent approximately 45% of reported loans and approximately 18% of managed loans.  Cash and investments ended the quarter at approximately $4.46 billion, representing approximately 32% of total reported assets and approximately 20% of total managed assets.

Revised Management Expectations for Fiscal 2004

In consideration of the improvements in its business fundamentals in the first three quarters of 2004, the Company provides the following updates to its expectations for full year 2004 business performance:

•                  Earnings per diluted share – increased to a range around $1.15 per diluted share from a range around $1.00 per diluted share.  The revised full year earnings per diluted share guidance includes, if dilutive, the additional common shares attributable to the assumed conversion of the Company’s outstanding contingently convertible notes in accordance with EITF Issue No. 04-8.

•                  Managed net credit losses – reduced to approximately $2.05 billion from approximately $2.15 billion

•                  Non-interest expense (excluding solicitation and advertising) – reduced to approximately $810 million from $850 million

Managed Financial Information

The Company presents financial information on both a reported and managed basis.  “Reported” financial information refers to GAAP financial information while “managed” financial information is derived by adjusting the reported financial information to add back securitized loan balances and the related finance charge and fee income, credit losses, and net interest costs.  The interests the Company retains in the securitized loan balances creates financial exposure to the current and expected cash flows of the securitized loans.  Although the loans sold are not on the Company’s balance sheet, their performance affects the Company’s retained interests in the securitizations as well as its results of operations and its financial position.  In addition, the Company continues to service the securitized loans.

About Providian

San Francisco-based Providian Financial is a leading provider of credit cards to mainstream American customers throughout the U.S.  By combining experience, analysis, technology and outstanding customer service, Providian seeks to build long-lasting relationships with its customers by providing products and services that meet their evolving financial needs.

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections.  Forward-looking statements include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of the Company and its subsidiaries; and other statements that are not historical fact.  Forward-looking statements are based on certain assumptions by management and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  These risks and uncertainties include, but are not limited to, competitive pressures; factors that affect liquidity, delinquency rates, credit loss rates, and charge-off rates; general economic conditions; consumer loan portfolio growth; changes in the cost and/or availability of funding due to changes in the deposit, credit, or securitization markets; changes in the way the Company is perceived in such markets and/or conditions relating to existing or future financing commitments; the effect of government policy and regulation, whether of general applicability or specific to the Company, including restrictions and/or limitations relating to the Company’s minimum capital requirements, deposit taking abilities, reserving methodologies, dividend policies and payments, growth, and/or underwriting criteria; year-end adjustments; changes in accounting rules, policies, practices and/or procedures; the success of product development efforts; legal and regulatory proceedings, including the impact of ongoing litigation; interest rates; one-time charges; extraordinary items; the ability to recruit or replace key personnel; and the impact of existing, modified, or new strategic initiatives.  These and other risks and uncertainties are described in detail in the Company’s Annual Report on Form 10-K and Annual Report to Stockholders for the fiscal year ended December 31, 2003 under the headings “Cautionary Statement Regarding Forward-Looking Information” and “Risk Factors.” Readers are cautioned not to place undue reliance on any forward-looking statement, which speaks only as of the date thereof.  The Company undertakes no obligation to update any forward-looking statements.

Additional information regarding the third quarter 2004 results is provided in the form of a copy of the third quarter 2004 earnings conference call script which is available on the Company’s website providian.com under Investor Relations.

For more information – Investors please call Jack Carsky at 415-278-4977 or Bill Horning at 415-278-4602. Media, please contact Alan Elias at 415-278-4189 or Beth Haiken at 415-278-4889.

Note:  Investor information is available on Providian Financial’s website at providian.com

Providian Financial Corporation

Financial & Statistical Summary

Reported Financial Measures

(unaudited)

(in millions, except per share and employee data)	2004 Q3	2004 Q2	2004 Q1	2003 Q4	2003 Q3
Reported Earnings:
Net Interest Income	$144.0	$118.7	$113.9	$83.6	$80.9
Non-Interest Income	442.1	429.6	397.5	418.6	445.4
Total Net Revenue	586.1	548.3	511.4	502.2	526.3
Provision for Loan Losses	161.4	182.0	88.9	129.8	98.7
Non-Interest Expense	256.9	259.1	266.0	261.5	286.6
Income Before Income Taxes	167.8	107.2	156.5	110.9	141.0
Income Tax Expense	58.7	37.5	54.8	43.8	55.7
Net Income	$109.1	$69.7	$101.7	$67.1	$85.3
Reported Financial Data:
Quarter:
Net Credit Losses	$128	$150	$146	$148	$156
Provision for Credit Losses	$161	$182	$89	$130	$99
Quarter End:
Total Loans	$7,307	$6,884	$6,191	$6,281	$5,994
Total Assets	$13,915	$13,592	$13,487	$14,275	$15,334
Total Equity	$2,630	$2,499	$2,438	$2,325	$2,257
Quarter Average:
Total Loans	$7,340	$6,611	$6,473	$5,934	$5,866
Earning Assets	$11,881	$11,551	$11,826	$12,368	$12,869
Total Assets	$13,684	$13,477	$13,781	$14,816	$15,740
Total Equity	$2,564	$2,438	$2,352	$2,304	$2,198
Key Reported Statistics:
Net Interest Margin on Average Earning Assets (1)	4.85%	4.11%	3.85%	2.71%	2.51%
Net Interest Margin on Average Loans (2)	8.17%	8.42%	8.94%	8.30%	8.87%
Risk Adjusted Margin on Average Loans (3)	25.27%	25.32%	24.48%	26.55%	28.61%
Adjusted Margin on Average Loans (4)	8.56%	7.61%	9.14%	9.55%	10.06%
Non-interest Income Margin (5)	24.09%	26.00%	24.56%	28.22%	30.38%
Return on Average Assets	3.19%	2.07%	2.95%	1.81%	2.17%
Return on Equity	17.02%	11.44%	17.30%	11.65%	15.52%
Allowance as a Percent of Loans	8.67%	8.72%	9.19%	9.96%	10.74%
Net Credit Loss Rate (6)	6.99%	9.10%	9.02%	9.97%	10.65%
30+ Day Delinquency Rate (7)	4.61%	4.74%	5.25%	6.64%	7.18%
Equity to Assets	18.90%	18.39%	18.08%	16.29%	14.72%
Common Share Statistics:
Earnings Per Common Share - Basic	$0.38	$0.24	$0.35	$0.23	$0.30

Earnings Per Common Share - Assuming Dilution (8)	$0.34	$0.22	$0.33	$0.22	$0.28

Book Value Per Share (Period End)	$8.98	$8.56	$8.37	$8.01	$7.78
Total Market Capitalization (Period End)	$4,552	$4,282	$3,814	$3,381	$3,421
Shares Outstanding (Period End)	293.0	291.9	291.2	290.4	290.2
Weighted Average Shares O/S - Basic	289.3	288.4	288.1	287.7	287.6
Weighted Average Shares O/S - Diluted (8)	333.6	332.6	317.6	314.9	314.0

Accounts	10.3	10.3	10.3	10.5	10.8
Employees (FTE)	3,457	3,763	3,980	4,502	5,012

(1)          Represents interest income, less interest expense, expressed as a percentage of reported average earning assets.

(2)          Represents interest income, less interest expense, expressed as a percentage of reported average loans receivable.  Interest expense is allocated to reported average loans receivable based on the ratio of reported average loans receivable to reported average earning assets.

(3)          Represents interest income, less interest expense and net credit losses, plus non-interest income, expressed as a percentage of reported average loans receivable.  Interest expense is allocated to reported average loans receivable based on the ratio of reported average loans receivable to reported average earning assets.

(4)          Represents interest income, less interest expense and net credit losses, plus credit product fee income on reported average loans receivable, expressed as a percentage of reported average loans receivable.  Interest expense is allocated to reported average loans receivable based on the ratio of reported average loans receivable to reported average earning assets.

(5)          Represents reported non-interest income expressed as a percentage of reported average loans receivable.

(6)          Represents principal amounts of reported loans receivable that have been charged off, less recoveries, expressed as a percentage of reported average loans receivable during the period; fraud losses are not included.

(7)          Represents reported loans receivable that are 30 days or more past due at period end, expressed as a percentage of reported loans receivable at period end.

(8)          Amounts reflect the effect of adopting EITF 04-8 issued by the Emerging Issues Task Force of the FASB, which is effective for reporting periods ending after

December 15, 2004; however, the Company has elected to adopt the provisions of EITF 04-8 in the third quarter of 2004. The Company included the dilutive effect of its contingently convertible notes in its calculation of diluted earnings per common share from the time of issuance of the notes, in accordance with the if-converted methodology under SFAS No. 128. As required by EITF 04-8, the Company has also restated its diluted earnings per common share for prior periods. The adoption of EITF 04-8 had the effect of reducing the Company’s diluted earnings per common share by $0.01 for Q3 2004, $0.02 for Q2 2004, $0.02 for Q1 2004, $0.01 for Q4 2003 and $0.01 for Q3 2003.

Additionally, the impact of adopting EITF 04-8 includes the dilutive effect of the Company’s 4.00% convertible senior notes, which had satisfied its specified market price condition for conversion of the notes during the third quarter of 2004. These shares would be included in the Company’s diluted earnings per common share calculation for the three and nine months ended September 30, 2004 even if the Company had not adopted EITF 04-8 in the third quarter.

Providian Financial Corporation

Financial & Statistical Summary

Managed Financial Measures

(unaudited)

	2004	2004	2004	2003	2003
(dollars in millions)	Q3	Q2	Q1	Q4	Q3
Managed Net Revenue:
Net Interest Income	$574.0	$557.3	$566.0	$574.2	$590.7
Non-Interest Income	337.6	366.1	379.0	377.2	386.4
Total Net Revenue (1)	$911.6	$923.4	$945.0	$951.4	$977.1
Managed Financial Data:
Quarter:
Net Credit Losses	$453.8	$525.4	$579.6	$597.1	$607.0
Net Change in Reported Allowance for Credit Losses (2)	33.1	31.7	(57.1)	(18.1)	(57.5)
Adjusted Credit Losses	$486.9	$557.1	$522.5	$579.0	$549.5

Quarter End:
Total Loans (3)	$17,901	$17,245	$16,676	$16,934	$16,945
Securitized Loans (4)	$10,594	$10,361	$10,485	$10,653	$10,951
Total Assets (5)	$22,764	$22,253	$22,267	$23,198	$23,784
Total Equity	$2,630	$2,499	$2,438	$2,325	$2,257
Quarter Average:
Total Loans	$17,469	$16,778	$16,705	$16,667	$16,891
Securitized Loans (4)	$10,129	$10,167	$10,232	$10,733	$11,025
Earning Assets	$22,010	$21,718	$22,058	$23,101	$23,894
Total Assets	$22,139	$22,077	$22,429	$23,345	$24,462
Total Equity	$2,564	$2,438	$2,352	$2,304	$2,198
Key Managed Statistics:

Net Interest Margin on Average Earning Assets (6)	10.43%	10.27%	10.26%	9.94%	9.89%
Net Interest Margin on Average Loans (7)	13.48%	13.75%	14.12%	14.44%	14.79%
Risk Adjusted Margin on Average Loans (8)	10.82%	9.95%	9.32%	9.16%	9.57%
Adjusted Margin on Average Loans (9)	9.29%	7.45%	6.86%	7.34%	7.66%
Non-interest Income Margin (10)	7.73%	8.73%	9.08%	9.05%	9.15%
Return on Average Assets	1.97%	1.26%	1.81%	1.15%	1.40%
Net Credit Loss Rate (11)	10.39%	12.53%	13.88%	14.33%	14.37%
30+ Day Delinquency Rate (12)	6.27%	6.44%	7.36%	9.29%	9.68%
Equity to Managed Assets	11.55%	11.23%	10.95%	10.02%	9.49%

(1)          Represents the interest income and non-interest income earned from managed loans receivable and investments less interest expense, including the interest costs payable to securitization investors.

(2)   The net change in the reported allowance for credit losses excludes the allowance transferred to loans held for securitization or sale.

(3)          Represents all loans receivable from customer accounts that are managed by the Company, including the loans receivable reported on the Company’s statement of financial condition and the loans receivable removed or reclassified from the Company’s statement of financial condition through the Company’s securitizations. Loans receivable amounts exclude estimated uncollectible interest and fees.

(4)          Effective December 2002, the Company adopted the federal banking agencies’ accrued interest receivable, or AIR, guidance, resulting in a reclassification of a portion of accrued interest receivable from reported loans receivable to due from securitizations during 2004 and 2003.  Securitized loans for 2004 and 2003 include the AIR reclassification.

(5)          Managed assets represent total assets reported on the Company’s statement of financial condition, plus the loans receivable removed or reclassified from loans receivable on its statement of financial condition through securitizations, less the retained interests from securitizations reported on its statement of financial condition.

(6)          Represents interest income, less interest expense, expressed as a percentage of managed average earning assets.

(7)          Represents interest income, less interest expense, expressed as a percentage of managed average loans receivable. Interest expense is allocated to managed average loans receivable based on the ratio of managed average loans receivable to managed average earning assets.

(8)          Represents interest income, less interest expense and net credit losses, plus non-interest income, expressed as a percentage of managed average loans receivable. Interest expense is allocated to managed average loans receivable based on the ratio of managed average loans receivable to managed average earning assets.

(9)          Represents interest income, less interest expense and net credit losses, plus credit product fee income on managed average loans receivable, expressed as a percentage of managed average loans receivable.  Interest expense is allocated to managed average loans receivable based on the ratio of managed average loans receivable to managed average earning assets.

(10)    Represents managed non-interest income expressed as a percentage of managed average loans receivable. Managed non-interest income excludes the interest income reclassification related to certain retained beneficial interests.

(11)    Represents principal amounts of managed loans receivable that have been charged off, less recoveries, expressed as a percentage of managed average loans receivable during the period; fraud losses are not included.

(12)    Represents managed loans receivable that are 30 days or more past due at period end, expressed as a percentage of managed loans receivable at period end.

Providian Financial Corporation

Delinquency Summary

Quarterly

(unaudited)

	2004 Q3		2004 Q2		2004 Q1		2003 Q4		2003 Q3
(dollars in thousands)	Loans	% of Total Loans	Loans	% of Total Loans	Loans	% of Total Loans	Loans	% of Total Loans	Loans	% of Total Loans
Reported
Loans outstanding (1)	$7,306,507	100.00%	$6,883,942	100.00%	$6,191,078	100.00%	$6,281,403	100.00%	$5,994,446	100.00%
Loans delinquent
30 - 59 days	$109,195	1.49%	$106,713	1.55%	$91,581	1.48%	$128,467	2.05%	$138,168	2.31%
60 - 89 days	79,558	1.09%	76,073	1.11%	73,418	1.18%	94,916	1.51%	97,361	1.62%
90 or more days	147,963	2.03%	143,225	2.08%	160,242	2.59%	193,748	3.08%	194,822	3.25%

Total	$336,716	4.61%	$326,011	4.74%	$325,241	5.25%	$417,131	6.64%	$430,351	7.18%

Securitized
Loans outstanding (2)	$10,594,908		$10,361,415		$10,485,261		$10,653,351		$10,951,709
Loans delinquent
30 - 59 days	$248,849		$251,973		$243,862		$346,630		$382,647
60 - 89 days	187,693		183,179		206,633		269,107		275,898
90 or more days	348,770		348,995		451,580		540,359		552,222

Total	$785,312		$784,147		$902,075		$1,156,096		$1,210,767

Managed
Loans outstanding (1)	$17,901,415	100.00%	$17,245,357	100.00%	$16,676,339	100.00%	$16,934,754	100.00%	$16,946,155	100.00%
Loans delinquent
30 - 59 days	$358,044	2.00%	$358,686	2.08%	$335,443	2.01%	$475,097	2.81%	$520,815	3.07%
60 - 89 days	267,251	1.49%	259,252	1.50%	280,051	1.68%	364,023	2.15%	373,259	2.20%
90 or more days	496,733	2.78%	492,220	2.86%	611,822	3.67%	734,107	4.33%	747,044	4.41%

Total	$1,122,028	6.27%	$1,110,158	6.44%	$1,227,316	7.36%	$1,573,227	9.29%	$1,641,118	9.68%

(1)          Balances exclude market value adjustments related to the fair value of designated financial instruments of $(0.1) million for the first quarter of 2004, $(0.4) million for the fourth quarter of 2003 and $(0.8) million for the third quarter of 2003. There were no such market value adjustments at June 30, 2004 and September 30, 2004.

(2)          Excludes the senior seller’s interest in the loans receivable transferred in securitizations. The senior seller’s interest is an undivided interest in the loans transferred to the securitization trust and is included in reported loans receivable.  Includes the seller’s interest subordinated component reported in due from securitizations on the Company’s Statement of Financial Condition.

Providian Financial Corporation

Reported and Managed Monthly Net Credit Loss and Delinquency Rates

September 30, 2004

Providian Financial Corporation’s reported and managed net credit loss rates for the month ended September 30, 2004 and its 30+ day reported and managed delinquency rates as of September 30, 2004 are presented in the following table. (unaudited)

	Reported	Managed

Net Credit Loss Rate (1)(3)(4)	6.64%	10.20%
30+ Day Delinquency Rate (2)(5)	4.61%	6.27%

(1)          Represents the principal amounts of loans receivable that have been charged off, less the total amount of recoveries on previously charged-off loans, expressed as a percentage of the average loans receivable during the period, multiplied by 12. Recoveries include proceeds from the sale of charged-off assets to third parties.

(2)          Represents loans that are 30+ days past due as of the last day of the monthly period, divided by the total loans as of the last day of the monthly period.

(3)          In September 2004, the reported net credit loss rate decreased approximately 29 basis points due to the following factors:  issuance on September 22, 2004 of Providian Gateway Master Trust (“Trust”) Series 2004-D with a total initial invested amount of $778.4 million, the designation in September 2004 of additional accounts to the Trust with aggregate balances of $544 million, the modification of the criteria for recognizing charge-offs for certain loans that are subject to payment plans under a consumer debt management program so that loans that are less than 120 days past due at the time they are enrolled in a debt management program are subject to charge-off when they are 120 days past due. Additionally, the loans that are enrolled in a debt management program are charged-off when a payment under the payment plan is missed.

(4)          The modification of criteria for recognizing charge-offs for certain loans subjected to payment plans, referenced in footnote 3 above, is estimated to have increased the managed net credit loss rate by approximately 39 basis points.

(5)          The designation of additional accounts to the Trust, referenced in footnote 3, had the effect of increasing the senior seller’s interest of the Trust and is estimated to have increased the reported 30+ day delinquency rate by approximately 26 basis points.

Reported net credit loss and delinquency rates exclude the impact of loans receivable removed or reclassified from loans receivable on the Company’s balance sheet through its securitizations. Managed net credit loss and delinquency rates are derived by adjusting the reported financial information to add back securitized loan balances. A reconciliation of reported and managed net credit losses, 30+ day delinquencies and loans receivable for the month ended September 30, 2004 is provided in the following table. (unaudited)

(dollars in thousands)	Reported	Securitized (1)	Managed
Net Credit Losses	$41,061	$109,442	$150,503
Average Loans Receivable Balance	$7,421,848	$10,281,272	$17,703,120
Net Credit Loss Rate	6.64%		10.20%

30+ Day Delinquencies	$336,716	$785,312	$1,122,028
End of Month Loans Receivable Balance	$7,306,507	$10,594,908	$17,901,415
30+ Day Delinquency Rate	4.61%		6.27%

(1)          The securitized amounts provide a reconciliation between reported and managed financial disclosures in accordance with the Securities and Exchange Commission Regulation G. The securitized amounts are not the equivalent of loan balances transferred to the Company’s securitization trust because they exclude the senior seller’s interest in such loans. The senior seller’s interest, which is an undivided interest in the loans transferred to the securitization trust, is included in reported loans receivable. The securitized amounts include the seller’s interest subordinated component, which represents the Company’s retained interest in outstanding accrued interest and fees that are allocated to securityholders’ interests and is reported in due from securitizations on the Company’s balance sheet.

Providian Financial Corporation

Allowance for Credit Losses

	Three months ended September 30,		Nine months ended September 30,
(dollars in thousands)	2004	2003	2004	2003

Balance at beginning of period	$600,479	$701,488	$625,886	$1,012,461
Provision for credit losses	161,351	98,732	432,220	480,676
Fair value adjustment - loans available for sale (1)	—	—	—	11,875
Credit losses	(141,409)	(206,654)	(508,849)	(847,629)
Recoveries	13,110	50,416	84,274	158,205
Credit losses on loans held for securitization or sale (1)	—	—	—	(171,606)
Balance at end of period	$633,531	$643,982	$633,531	$643,982

(1)          The 2003 fair value adjustment—loans held for securitization or sale of $11.9 million reflects an increase in the allowance for credit losses as a result of the mark to market of the Providian Bank (“PB”) loans receivable reclassified as loans held for securitization or sale as of June 30, 2003. The decrease in the allowance for credit losses of $171.6 million as of September 30, 2003 represents the allowance for credit losses that was transferred to loans held for securitization or sale with the par value of the PB loans, as part of the adjustment to the to the fair value of $667.1 million.

Providian Financial Corporation and Subsidiaries

Consolidated Statements of Financial Condition

(dollars in thousands, except per share data)	September 30, 2004	December 31, 2003
	(unaudited)
Assets
Cash and cash equivalents	$293,060	$544,554
Federal funds sold and securities purchased under resale agreements	1,322,042	3,235,189
Investment securities:
Available-for-sale (at market value, amortized cost of $2,854,461 at September 30, 2004 and $1,880,107 at December 31, 2003)	2,845,804	1,859,150

Loans receivable	7,306,507	6,280,957
Less allowance for credit losses	(633,531)	(625,886)
Loans receivable, net	6,672,976	5,655,071

Due from securitizations	2,429,534	2,377,963
Deferred taxes	—	224,505
Premises and equipment, net	60,668	84,198
Interest receivable	56,028	44,850
Other assets	234,659	249,867
Total assets	$13,914,771	$14,275,347

Liabilities
Deposits:
Non-interest bearing	$46,324	$63,016
Interest bearing	9,016,444	10,038,041
	9,062,768	10,101,057

Short-term borrowings	341,592	108,828
Long-term borrowings	1,112,903	1,163,521
Accrued expenses and other liabilities	767,748	576,492
Total liabilities	11,285,011	11,949,898

Shareholders’ Equity
Common stock, par value $0.01 per share (authorized: 800,000,000 shares; issued: September 30, 2004—293,333,063 shares; December 31, 2003—290,753,031 shares)	2,933	2,908
Retained earnings	2,647,390	2,350,446
Cumulative other comprehensive income	(5,237)	(12,480)
Common stock held in treasury—at cost (September 30, 2004—383,047 shares; December 31, 2003—305,871 shares)	(15,326)	(15,425)
Total shareholders’ equity	2,629,760	2,325,449
Total liabilities and shareholders’ equity	$13,914,771	$14,275,347

Providian Financial Corporation and Subsidiaries

Consolidated Statements of Income

	Three months ended September 30,		Nine months ended September 30,
(dollars in thousands, except per share data) (unaudited)	2004	2003	2004	2003

Interest Income
Loans	$223,728	$200,777	$651,249	$758,857
Federal funds sold and securities purchased under resale agreements	2,409	10,562	10,514	33,998
Other	37,280	24,445	91,022	86,800
Total interest income	263,417	235,784	752,785	879,655

Interest Expense
Deposits	102,941	139,470	324,583	453,845
Borrowings	16,433	15,437	51,506	36,774
Total interest expense	119,374	154,907	376,089	490,619
Net interest income	144,043	80,877	376,696	389,036

Provision for credit losses	161,351	98,732	432,220	492,551

Net interest (loss) after provision for credit losses	(17,308)	(17,855)	(55,524)	(103,515)

Non-Interest Income
Servicing and securitizations	311,241	261,086	836,195	614,402
Credit product fee income	135,515	173,427	421,723	593,234
Other	(4,696)	10,953	11,208	48,683
	442,060	445,466	1,269,126	1,256,319

Non-Interest Expense
Salaries and employee benefits	68,220	90,050	219,748	282,881
Solicitation and advertising	57,377	38,523	175,358	157,428
Occupancy, furniture, and equipment	23,537	31,571	71,776	91,661
Data processing and communication	27,741	31,064	81,839	94,531
Other	80,058	95,380	233,311	312,969
	256,933	286,588	782,032	939,470

Income before income taxes	167,819	141,023	431,570	213,334
Income tax expense	58,737	55,704	151,050	84,267
Net Income	$109,082	$85,319	$280,520	$129,067

Earnings per common share — basic	$0.38	$0.30	$0.97	$0.45

Earnings per common share — assuming dilution	$0.34	$0.28	$0.88	$0.44

Weighted average common shares outstanding — basic (000)	289,263	287,620	288,605	286,783

Weighted average common shares outstanding — assuming dilution (000)	333,570	313,973	327,618	300,170

Providian National Bank

Total Risk-Based Capital Ratios as of September 30, 2004 (1)

Providian National Bank

Call Report Basis (2)	22.24%
Applying Subprime Guidance (3)	18.94%

(1)          Total risk-based capital (Tier 1 + Tier 2) divided by total risk-based assets.

(2)          Total risk-based capital ratios as shown on the September 30, 2004 Call Report.

(3)          Total risk-based capital ratios after applying the increased risk weightings under the Expanded Guidance for Subprime Lending Programs (“Subprime Guidance”).

Providian Financial Corporation

Financial & Statistical Summary

Reconciliation of Reported and Managed Financial Measures

(dollars in millions)	Reported 2004 QTR 03	Securitization Adjustment	Managed 2004 QTR 03	Reported 2004 QTR 02	Securitization Adjustment	Managed 2004 QTR 02	Reported 2004 QTR 01
Earnings:
Interest Income Loans	$223.7	$497.5	$721.2	$209.6	$493.7	$703.3	$217.9
Interest Income Investments (1)	39.7	(19.9)	19.8	32.1	(14.2)	17.9	29.7
Interest Expense	119.4	47.6	167.0	123.0	40.9	163.9	133.7
Net Interest Income	$144.0	$430.0	$574.0	$118.7	$438.6	$557.3	$113.9
Non-Interest Income (1)	442.1	(104.5)	337.6	429.6	(63.5)	366.1	397.5
Total Net Revenue	$586.1	$325.5	$911.6	$548.3	$375.1	$923.4	$511.4

Financial Data:
Quarter:
Net Credit Losses	$128	$326	$454	$150	$375	$525	$146

Quarter End:
Total Loans	$7,307	$10,594	$17,901	$6,884	$10,361	$17,245	$6,191
Total Assets	$13,915	$8,849	$22,764	$13,592	$8,661	$22,253	$13,487

Quarter Average:
Total Loans	$7,340	$10,129	$17,469	$6,611	$10,167	$16,778	$6,473

Earning Assets	$11,881	$10,129	$22,010	$11,551	$10,167	$21,718	$11,826
Total Assets	$13,684	$8,456	$22,139	$13,477	$8,600	$22,077	$13,781

(dollars in millions)	Securitization Adjustment	Managed 2004 QTR 01	Reported 2003 QTR 04	Securitization Adjustment	Managed 2003 QTR 04	Reported 2003 QTR 03	Securitization Adjustment	Managed 2003 QTR 03
Earnings:
Interest Income Loans	$505.1	$723.0	$191.9	$542.7	$734.6	$200.8	$562.3	$763.1
Interest Income Investments (1)	(11.0)	18.7	34.9	(11.2)	23.7	35.0	(11.4)	23.6
Interest Expense	42.0	175.7	143.2	40.9	184.1	154.9	41.1	196.0
Net Interest Income	$452.1	$566.0	$83.6	$490.6	$574.2	$80.9	$509.8	$590.7
Non-Interest Income (1)	(18.5)	379.0	418.6	(41.4)	377.2	445.4	(59.0)	386.4
Total Net Revenue	$433.6	$945.0	$502.2	$449.2	$951.4	$526.3	$450.8	$977.1

Financial Data:
Quarter:
Net Credit Losses	$434	$580	$148	$449	$597	$156	$451	$607

Quarter End:
Total Loans	$10,485	$16,676	$6,281	$10,653	$16,934	$5,994	$10,951	$16,945
Total Assets	$8,780	$22,267	$14,275	$8,923	$23,198	$15,334	$8,450	$23,784

Quarter Average:
Total Loans	$10,232	$16,705	$5,934	$10,733	$16,667	$5,866	$11,025	$16,891

Earning Assets	$10,232	$22,058	$12,368	$10,733	$23,101	$12,869	$11,025	$23,894
Total Assets	$8,648	$22,429	$14,816	$8,529	$23,345	$15,740	$8,722	$24,462

(1)          In November 1999, the Emerging Issues Task Force (EITF of the FASB issued EITF 99-20, “Recognition of Interest Income and Impairment on Purchased) and Retained Beneficial Interests in Securitized Financial Assets.” This Pronouncement requires that the holders of retained beneficial interests in securitized financial assets, such as the Company, recognize a portion of securitization (non-interest) income as interest income. EITF 99-20 became effective for fiscal quarters beginning after March 15, 2001.

Non-GAAP Managed Financial Information

Loans that have been securitized and sold to third party investors are not considered to be our assets under GAAP and therefore are not shown on our balance sheet. However, the interests we retain in the securitized loan pools create financial exposure to the current and expected cash flows of the securitized loans. Although the loans sold are not on our balance sheet, their performance can affect some or all of our retained interests as well as our results of operations and our financial position. In addition, we continue to service these loans.

Because of this continued exposure and involvement, we use managed financial information to evaluate our historical performance, assess our current condition, and plan our future operations. We believe that managed financial information supplements our GAAP information and is helpful to the reader’s understanding of our consolidated financial condition and results of operations. “Reported” financial information refers to GAAP financial information. “Managed” financial information is derived by adjusting the reported financial information to add back securitized loan balances and the related finance charge and fee income, credit losses, and net interest costs.

The Company in its October 20, 2004 earnings call will be disclosing certain projected financial measures relating to expected performance on a managed basis, such as net credit losses, net interest income margin, and non-interest income margin. The Company develops such projections on a managed basis using managed financial information and does not in the normal course derive comparable GAAP projections. Developing such comparable GAAP projections would be unreasonably burdensome and in the opinion of management such comparable GAAP projections would not provide to the users of the financial information a significant benefit in understanding the Company’s expected future performance.

Providian Financial Corporation and Subsidiaries

Reconciliation of Non-Interest Expense

	Three months ended September 30,		Nine months ended September 30,
(dollars in thousands, except per share data) (unaudited)	2004	2003	2004	2003

Non-Interest Expense
Salaries and employee benefits	68,220	90,050	219,748	282,881
Solicitation and advertising	57,377	38,523	175,358	157,428
Occupancy, furniture, and equipment	23,537	31,571	71,776	91,661
Data processing and communication	27,741	31,064	81,839	94,531
Other	80,058	95,380	233,311	312,969
Total non-interest expense	256,933	286,588	782,032	939,470
Less: solicitation and advertising	(57,377)	(38,523)	(175,358)	(157,428)
Total non-interest expense, excluding solicitation and advertising	199,556	248,065	606,674	782,042